EXHIBIT 23.0







                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
First Sentinel Bancorp, Inc.:

We consent to incorporation by reference in the registration statements No. 333-85039, No. 333-72057 and No. 333-73237 on Form S-8, of our report dated
February 6, 2004, relating to the consolidated statements of financial condition of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of First Sentinel Bancorp, Inc.


/s/ KPMG LLP

Short Hills, New Jersey
March 15, 2004